Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

Lord Abbett Private credit fund 1, lp

The Undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, does hereby certify as follows:

First: The name of the limited partnership is:
Lord Abbett Private Credit Fund 1, LP

Second: The address of its registered office in the state of Delaware is: 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its Registered Agent at such address is: Corporation Service Company.

Third: The name and mailing address of the general partner is as follows:

Lord, Abbett & Co. LLC

90 Hudson Street

Jersey City, NJ 07302-3973

* * *

In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership as of this 21st day of November, 2023.

By:	LORD, ABBETT & CO. LLC, its general partner

By: /s/ Randolph. A Stuzin

Name: Randolph A. Stuzin
Title: Authorized Person